SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2007

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification Number

001-32206	GREAT PLAINS ENERGY INCORPORATED	43-1916803
(A Missouri Corporation)
1201 Walnut Street
Kansas City, Missouri 64106
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

000-51873	KANSAS CITY POWER & LIGHT COMPANY	44-0308720
(A Missouri Corporation)
1201 Walnut Street
Kansas City, Missouri 64106
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Great Plains Energy Incorporated (Great Plains Energy) and Kansas City Power & Light Company (KCP&L) (the Registrants) are separately filing this combined Current Report on Form 8-K (Report).

Item 8.01	Other Events

KCP&L, a wholly-owned subsidiary of Great Plains Energy, filed a request with the Missouri Public Service Commission (MPSC) on February 1, 2007, to increase rates for its Missouri customers.  The request sought an annual rate increase of approximately $45 million, including about $9 million of additional amortization to help maintain cash flow levels.  The amount of the request was based, among other things, on a return on equity of 11.25% and an equity ratio of about 53%.

On December 6, 2007, the MPSC issued an Order in this rate case.  The Order approves an approximate $35.3 million increase in annual revenues, reflecting an authorized return on equity of 10.75%, an equity ratio of approximately 58%, and a Missouri jurisdictional rate base of approximately $1.3 billion.  Approximately $10.7 million of the rate increase results from additional amortization.  The rates established by the Order reflect an annual offset of approximately $51 million ($29 million Missouri jurisdiction) related to non-firm wholesale electric sales margin.  If the actual margin amount exceeds this level, the difference will be booked as a regulatory liability and will be returned, with interest, to Missouri customers in a future rate case.  The rates set by the Order also reflect the MPSC’s decisions on various other accounting and regulatory matters.

The rates established by the Order will take effect on January 1, 2008.  Parties to the case may file applications for rehearing with the MPSC before December 16, 2007, and may also file court appeals.  However, the rates authorized by the Order will be effective unless and until modified by the MPSC or stayed by the court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ENERGY INCORPORATED

/s/ Terry Bassham
Terry Bassham
Executive Vice President- Finance & Strategic Development and Chief Financial Officer

KANSAS CITY POWER & LIGHT COMPANY

/s/ Terry Bassham
Terry Bassham
Chief Financial Officer

Date: December 10, 2007